Exhibit 12


COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                  Three months ended
                                                      December 31
(Dollars in thousands)                            1997          1996
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Income before taxes                             $176,265      $136,984
Add fixed charges:
    Interest expense                             10,747         14,007
    Interest factor on rent                       2,891          2,092
                                                ---------------------------
Total fixed charges                             $13,638        $16,099
                                                ---------------------------

Earnings before fixed charges
    and taxes on income                         $189,903      $153,083
                                                ===========================

Ratio of earnings to fixed charges                13.9            9.5